UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 19, 2021

SEACOAST BANKING CORPORATION OF FLORIDA
(Exact Name of Registrant as Specified in Charter)

Florida	000-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 COLORADO AVENUE,	STUART	FL	34994
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code (772) 287-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	SBCF	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SEACOAST BANKING CORPORATION OF FLORIDA

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

(e) On April 19, 2021, Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) and its wholly-owned subsidiary, Seacoast National Bank (“SNB”), entered into an employment agreement (the “Employment Agreement”) with Juliette Kleffel, Executive Vice President and Chief Banking Officer of Seacoast and SNB (the “Executive”).

The Employment Agreement has an initial term of two years and automatically renews for one year thereafter, unless either party gives 90 days’ prior written notice of non-renewal. Under the Employment Agreement, Ms. Kleffel receives a minimum base salary (presently $384,000 per year), as well as other benefits that are approved by the Board from time to time. Ms. Kleffel also may receive other compensation including equity awards and incentive awards, and she is entitled to participate in all current and future employee benefit plans and arrangements in which senior management may participate.

If Ms. Kleffel resigns for good reason or is terminated without cause prior to a “change in control” (as defined in the Employment Agreement), she will receive: 1) her accrued obligations; and 2) upon execution of a release of all claims against the Company, severance equal to one times her base salary in effect on the date of separation, paid over a 12-month period; and 3) a monthly reimbursement payment equal to the cost to continue medical, dental, vision and prescription drug plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for Ms. Kleffel, her spouse and her eligible dependents for one year.

If Ms. Kleffel’s employment is terminated due to death or Disability (as defined in the Employment Agreement), she will receive: 1) her accrued obligations; and 2) upon execution of a release of all claims against the Company, a lump sum amount equal to the pro-rata bonus she would have earned for the fiscal year based on the achievement of applicable performance goal for such year.

If Ms. Kleffel resigns for good reason or is terminated without cause within twelve months following a change in control, she will receive: 1) her accrued obligations; and 2) upon execution of a release of all claims against the Company, lump sum severance of: a) two times her base salary in effect on the date of separation; b) two times the average of the annual bonuses she earned over the previous two fiscal years; and c) a monthly reimbursement payment equal to the cost to continue medical, dental, vision and prescription drug plan benefits under COBRA for Ms. Kleffel, her spouse and her eligible dependents for 18 months.

The Employment Agreement also contains certain non-competition and non-solicitation covenants, and covenants regarding the non-disclosure of confidential information and trade secrets, cooperation and the return of Company property. In addition, under the agreement, Ms. Kleffel is subject to the Company’s policies applicable to executives generally, including its policies relating to claw-back of compensation.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of Ms. Kleffel’s Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Employment Agreement replaces the prior Change in Control Agreement between Ms. Kleffel and the Company, dated April 6, 2017.

Item 9.01    Financial Statements and Exhibits

    (d)     Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 19, 2021, by and between Juliette P. Kleffel, Seacoast National Bank and Seacoast Banking Corporation of Florida
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA

Dated: April 20, 2021	/s/ Charles M. Shaffer
Charles M. Shaffer
Chief Executive Officer